Exhibit 99.1
For More Information, Contact:

Aileen Osborn	Laurie Berman/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2008 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS
— Company Posts Highest Revenue in its History —
SANTA BARBARA, Calif. — March 13, 2008 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2008 fourth quarter and full year ended January 31, 2008.
In the fourth quarter of fiscal 2008, total revenue increased 13 percent to $75.3 million from $66.5 million in the same period last year. License revenue was up 14 percent to $22.4 million, compared with $19.7 million for the fiscal 2007 fourth quarter. Maintenance and other revenue grew 7 percent to $33.1 million, versus $30.9 million in the comparable period of fiscal 2007. Services revenue increased 24 percent to $19.8 million, compared with $15.9 million in last year’s fourth quarter.
Net income for the fiscal 2008 fourth quarter was $5.2 million, or $0.16 per diluted share, including pre-tax stock compensation expense of $1.8 million, or $0.04 per diluted share net of tax. In the comparable period last year, net income was $3.8 million, or $0.12 per diluted share, including pre-tax stock compensation expense of $1.6 million, or $0.03 per diluted share net of tax. It should be noted that the tax amounts presented are still subject to revision.
“We are proud to have achieved the highest quarterly and full year revenue in the company’s history,” said Karl Lopker, chief executive officer of QAD. “During the year, we made significant additions to our product suite, introducing new functionality and usability enhancements in line with our strategy of delivering total enterprise capability to our customers. We believe the breadth of our products, strong services capabilities and continued focus on execution, positions us well in fiscal 2009 and beyond.”
Gross margin in the fourth quarter of fiscal 2008 was 59 percent, compared with 61 percent in the same period last year, primarily reflecting the increase of services revenue in the company’s overall revenue mix.
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Total operating expenses were $39.5 million, or 52 percent of total revenue, in the fiscal 2008 fourth quarter, compared with $35.4 million, or 53 percent of total revenue, in the comparable period last year. The increase in total operating expenses reflects higher personnel costs in the fourth quarter of fiscal 2008. Operating income in the fiscal 2008 fourth quarter was $4.7 million, compared with $5.2 million in fiscal 2007.
For the full fiscal year ended January 31, 2008, revenue increased 12 percent to $262.7 million from $235.6 million in fiscal 2007. Gross margin was 58 percent in fiscal 2008, versus 60 percent in the prior year, primarily reflecting the increase of services revenue in the company’s overall revenue mix. Total operating expenses in fiscal 2008 were $146.3 million, or 56 percent of total revenue, versus $133.9 million, or 57 percent of total revenue, last year. Operating income in fiscal 2008 was $5.6 million, compared with $8.1 million in fiscal 2007.
Net income for fiscal 2008 was $5.4 million, or $0.17 per diluted share, including pre-tax stock compensation expense of $6.2 million, or $0.13 per diluted share net of tax. In the comparable period last year, net income was $7.3 million, or $0.22 per diluted share, including stock compensation expense of $5.5 million, or $0.12 per diluted share net of tax, in fiscal 2007. As previously mentioned, the fiscal 2008 tax amounts are still subject to revision.
QAD’s cash and equivalents balance at January 31, 2008 was $45.6 million, versus $56.8 million at January 31, 2007. The decrease primarily reflects the company’s stock repurchase program in fiscal 2008. Fiscal 2008 cash flow provided by operations was $15.3 million, compared with $18.9 million in fiscal 2007.
Fourth Quarter Fiscal 2008 Highlights:
•	QAD received orders from 38 customers representing more than $500,000 each in combined license, support and services billings, including 16 orders in excess of $1.0 million, six in excess of $2.0 million and two in excess of $4.0 million;
•	QAD received license orders across its six vertical markets, including the following companies: A.O. Smith, Alpine Biomed, Australian Bakels, Eaton Corporation, Faurecia, GKN, Google, Grupo Calidata, Hood Packaging, Laird Technologies, Nippon Paper, Orly, Qantas Airways, Tecnofarma and Transitions Optical;
•	Under its existing stock repurchase program, QAD purchased approximately 510,000 shares of its common stock at an average price of $8.83 per share for a total of $4.5 million in the fourth quarter of fiscal 2008. In fiscal 2008, the company has purchased a total of approximately 2.2 million shares at an average price of $8.37 for a total of $18.7 million;
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•	Augmented QAD’s board with well-respected software industry leaders Terry Cunningham, former President and Chief Operating Officer of Veritas Software Company and current CEO of Coral8, and Lee Roberts, former Chairman and CEO of FileNet Corporation and currently with IBM.
Business Outlook
QAD anticipates revenue between $63 million and $65 million and earnings per share of approximately break-even for the first fiscal quarter of 2009 ending April 30, 2008. This guidance includes an estimated charge for stock compensation expense of $0.03 per diluted share net of tax.
For fiscal 2009, QAD expects revenue in the range of $275 million and $285 million and earnings in the range of $0.22 to $0.35 per diluted share. This guidance includes an estimated charge of $0.14 per diluted share net of tax for stock compensation expense.
QAD assumes an effective tax rate of 36 percent for both the first quarter and full fiscal year of 2009.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2008 fourth quarter and full year. The conference call will be webcast live and is accessible on the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 6,100 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at www.qad.com.
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QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2007 ended January 31, 2007.
— Financial Tables Follow —
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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2008	2007(1)	2008	2007(1)
Revenue:
License fees	$22,409	$19,689	$61,491	$54,425
Maintenance and other	33,093	30,893	128,183	122,740
Services	19,796	15,907	73,073	58,422

Total revenue	75,298	66,489	262,747	235,587
Cost of revenue:
Cost of license fees	3,577	2,940	9,794	8,307
Cost of maintenance, service and other revenue	27,541	22,893	101,072	85,239

Total cost of revenue	31,118	25,833	110,866	93,546

Gross profit	44,180	40,656	151,881	142,041
Operating expenses:
Sales and marketing	19,862	16,676	71,016	63,790
Research and development	10,694	9,962	41,069	40,054
General and administrative	8,733	8,557	33,459	29,695
Amortization of intangibles from acquisitions	173	217	749	365

Total operating expenses	39,462	35,412	146,293	133,904

Operating income	4,718	5,244	5,588	8,137
Other (income) expense:
Interest income	(530)	(525)	(2,243)	(2,533)
Interest expense	337	277	1,362	1,136
Other (income) expense, net	289	(341)	720	(1,874)

Total other (income) expense	96	(589)	(161)	(3,271)

Income before income taxes	4,622	5,833	5,749	11,408
Income tax (benefit) expense	(626)	2,034	333	4,133

Net income	$5,248	$3,799	$5,416	$7,275

Basic net income per share	$0.17	$0.12	$0.17	$0.22
Diluted net income per share	$0.16	$0.12	$0.17	$0.22

Basic weighted shares	30,988	32,272	31,617	32,425
Diluted weighted shares	31,894	32,880	32,355	33,113

(1)	In accordance with Staff Accounting Bulletin No. 108, GAAP results for the fiscal year 2007 and the fiscal fourth quarter 2007 have been revised from previously reported amounts. For both periods the impact of the revision resulted in a reduction to net income of $0.4 million and a reduction to diluted EPS of $0.01. The revision relates to four adjustments which were immaterial individually and in the aggregate to both the fiscal fourth quarter and the year. Additional information relating to the revision will be provided in the fiscal year 2008 10-K.
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QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	January 31,	January 31,
	2008	2007(1)
Assets
Current assets:
Cash and equivalents	$45,613	$54,192
Restricted cash	—	2,612
Accounts receivable, net	83,027	68,806
Other current assets	20,862	16,352

Total current assets	149,502	141,962

Property and equipment, net	42,450	42,396
Capitalized software costs, net	8,783	9,631
Goodwill	22,591	18,834
Other assets, net	12,135	14,310

Total assets	$235,461	$227,133

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$274	$272
Accounts payable and other current liabilities	53,278	49,853
Deferred revenue	89,349	77,075

Total current liabilities	142,901	127,200

Long-term debt	16,998	17,271
Other liabilities	3,180	6,090

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	135,146	129,062
Treasury stock	(36,336)	(22,870)
Accumulated deficit	(21,593)	(22,307)
Accumulated other comprehensive loss	(4,870)	(7,348)

Total stockholders’ equity	72,382	76,572

Total liabilities and stockholders’ equity	$235,461	$227,133

(1)	In accordance with Staff Accounting Bulletin No. 108, GAAP results for the fiscal year 2007 and the fiscal fourth quarter 2007 have been revised from previously reported amounts. The revision relates to four adjustments which were immaterial individually and in the aggregate to both the fiscal fourth quarter and the year. Additional information relating to the revision will be provided in the fiscal year 2008 10-K.
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QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended
	January 31,
	2008	2007

Net cash provided by operating activities	$15,324	$18,876

Cash flows from investing activities:
Purchase of property and equipment	(5,165)	(4,631)
Restricted cash	1,575	(2,612)
Capitalized software costs	(1,428)	(1,510)
Acquisitions of businesses, net of cash acquired	(3,983)	(8,516)
Proceeds from sale of intangible assets	—	906
Proceeds from sale of property and equipment	104	204

Net cash used in investing activities	(8,897)	(16,159)

Cash flows from financing activities:
Repayments of debt	(277)	(310)
Proceeds from issuance of common stock	2,910	1,720
Changes in cash overdraft	649	975
Repurchase of common stock	(18,723)	(6,008)
Minority shareholder payment	—	(389)
Dividends paid	(3,187)	(3,249)

Net cash used in financing activities	(18,628)	(7,261)

Effect of exchange rates on cash and equivalents	3,622	(1,235)

Net decrease in cash and equivalents	(8,579)	(5,779)
Cash and equivalents at beginning of period	54,192	59,971

Cash and equivalents at end of period	$45,613	$54,192